Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Current Report of First Horizon National Corporation on Form 8-K/A of our report dated February 24, 2017 relating to the consolidated financial statements appearing on Form 10-K of Capital Bank Financial Corp. for the year ended December 31, 2016.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida

February 9, 2018